UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2023

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road,
Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $0.0001 per share	PAG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2023, Penske Automotive Group, Inc. (the “Company”) amended its revolving credit agreement among its subsidiaries in the U.K. (the “U.K. subsidiaries”), National Westminster Bank Plc and BMW Financial Services (GB) Limited (“BMW Financial”) (the “U.K. credit agreement”) to increase permitted capital expenditures under the facility from £100.0 million to £150.0 million per year.

The U.K. credit agreement provides up to a £200.0 million revolving line of credit to be used for working capital, acquisitions, capital expenditures, investments and general corporate purposes. The revolving loans bear interest between defined Sterling Overnight Index Average (“SONIA”) plus 1.10% and defined SONIA plus 2.10%. In addition, the U.K. credit agreement includes a £100.0 million “accordion” feature which allows the U.K. subsidiaries to request up to an additional £100.0 million of facility capacity, subject to certain limitations. The lenders may agree to provide additional capacity, and, if not, the U.K. subsidiaries may add an additional lender, if available, to the facility to provide such additional capacity. The U.K. credit agreement expires in January 2027, provided that the U.K. subsidiaries may request an extension of the term of the U.K. credit agreement by an additional year, with the effectiveness of such extension subject to lender approval. The U.K. credit agreement is guaranteed by the holding company of a majority of our international subsidiaries, PAG International Ltd.

The U.K. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our U.K. subsidiaries, and contains a number of significant covenants that, among other things, limit the ability of our U.K. subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, our U.K. subsidiaries are required to comply with defined ratios and tests, including: a ratio of earnings before interest, taxes, amortization, and rental payments (“EBITAR”) to interest plus rental payments, a measurement of maximum capital expenditures, and a debt to EBITDA ratio. A breach of these requirements would give rise to certain remedies under the U.K. credit agreement, the most severe of which is the termination of the agreement and acceleration of any amounts owed.

The U.K. credit agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of our U.K. subsidiaries. Substantially all of our U.K. subsidiaries’ assets are subject to security interests granted to the lenders under the U.K. credit agreement.

The Company purchases motor vehicles from affiliates of BMW Financial, a lender under the U.K. credit agreement, for sale at certain of its dealerships and BMW Financial and its affiliates also provide the Company and certain of its dealerships with mortgage, “floor-plan” and consumer financing.

The foregoing description of the U.K. credit agreement is qualified in its entirety by references to the U.K. credit agreement, a copy of which is filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 3, 2023, and the amendment to the U.K. credit agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 11, 2023, the Company announced that it has signed an agreement to acquire Rybrook Group Limited, consisting of 15 premium dealerships in the United Kingdom. The acquisition is expected to close in January 2024, subject to customary conditions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1
Consent and Amendment Letter dated December 5, 2023 to Amended and Restated Credit Agreement dated January 31, 2023, by and among our U.K. subsidiaries, National Westminster Bank Plc, and BMW Financial Services (GB) Limited.

99.1	Press Release dated December 11, 2023.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

December 11, 2023	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President